Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Quhuo Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Type(1)	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Class A ordinary shares, par value US$ 0.0001 per share(3)	457	(c)	793,868,246	(1)	$0.03409	(2)	$27,062,969	0.00014760	$3,995
		Total Offering Amounts							$27,062,969		$3,995
		Total Fees Previously Paid									-
		Total Fees Offsets									-
		Net Fee Due									$3,995

(1)	Represents the Class A ordinary shares, including in the form of the registrant’s American depositary shares (“ADSs”), held by the selling shareholders registered for resale.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, using the average of the high ($0.3500) and low ($0.3318) prices for the ADSs as reported on the Nasdaq Global Market on September 3, 2024, which is a date within five (5) business days prior to the filing date of this registration statement.
(3)	These Class A ordinary shares may be represented by ADSs, each of which represents ten Class A ordinary shares. ADSs issuable on deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6, as amended (File No. 333-239528).